Exhibit 99

Retractable Technologies, Inc. Reports Improved Results for the First Quarter 2015

LITTLE ELM, Texas, May 15, 2015—Retractable Technologies, Inc. (NYSE MKT: RVP) reports the following results of operations for the three months ended March 31, 2015 and 2014, respectively.

Comparison of Three Months Ended March 31, 2015 and March 31, 2014

Domestic sales accounted for 94.4% and 82.0% of the revenues for the three months ended March 31, 2015 and 2014, respectively.  Domestic revenues increased 17.9% principally due to higher volumes from existing customers.  Domestic unit sales increased 13.4%.  Domestic unit sales were 91.8% of total unit sales for the three months ended March 31, 2015.  International unit sales and revenues decreased 60.8% and 68.4%, respectively.  Our international orders may be subject to significant fluctuation over time.  Overall unit sales decreased 1.8%.

Gross profit increased 39.2% primarily due to lower cost of manufactured products sold per unit and also due to higher domestic sales and higher average sales prices, mitigated by lower international sales.

The average cost of manufactured products sold per unit decreased by 13.1% due to a change in the product mix.  Profit margins can fluctuate depending upon, among other things, the cost of manufactured product and the capitalized cost of product recorded in inventory, as well as product sales mix.  Royalty expense increased 4.4% due to increased gross sales.

Operating expenses decreased 11.3% or $420 thousand.  The decrease was primarily due to lower compensation costs, lower legal costs, and mitigated by additional bad debt expense.

Our operating loss was $895 thousand compared to an operating loss for the same period last year of $2.0 million due primarily to higher gross profit and reduced expenses.

Our effective tax rate on the net loss before income taxes was (0.2)% and (0.1)% for the three months ended March 31, 2015 and March 31, 2014, respectively.

Discussion of Balance Sheet and Statement of Cash Flows

Our balance sheet remains strong with cash making up 52.0% of total assets.  Working capital was $17.9 million at March 31, 2015, a decrease of $1.2 million from December 31, 2014.

Approximately $556 thousand in cash flow in the three months ended March 31, 2015 was provided by operating activities.

Further details concerning the results of operations as well as other matters are available in the Company’s Form 10-Q filed on May 15, 2015 with the U.S. Securities and Exchange Commission.

RTI manufactures and markets VanishPoint® and Patient Safe® safety medical products. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. RTI’s products are distributed by various specialty and general line distributors.

For more information on RTI, visit our website at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect our current views with respect to future events. We believe that the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will materialize. Our actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain liquidity; our maintenance of patent protection; the impact of current and future Court decisions regarding current litigation; our ability to maintain favorable third party manufacturing and supplier arrangements and relationships; our ability to quickly increase capacity in response to an increase in demand; our ability to access the market; our ability to maintain or lower production costs; our ability to continue to finance research and development as well as operations and expansion of production; the impact of larger market players, specifically Becton, Dickinson and Company, in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in RTI’s periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

Douglas W. Cowan, 888-806-2626 or 972-294-1010

Vice President and Chief Financial Officer